Exhibit 99.1

FOR IMMEDIATE RELEASE
NEWS RELEASE
Thursday, November 6, 2008

ANGIOTECH ANNOUNCES RESULTS FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2008

Vancouver, BC, November 6, 2008 – Angiotech Pharmaceuticals, Inc. (NASDAQ: ANPI, TSX: ANP), a global specialty pharmaceutical and medical device company, today announced its financial results for the third quarter ended September 30, 2008.

“Our Medical Products sales results continued their growth trend in the third quarter, with solid improvement as compared to the same period in 2007,” said Dr. William Hunter, President and CEO of Angiotech. “Sales of our Promoted Brand product portfolio, including Quill™ SRS and the newly launched HemoStream™ chronic dialysis catheter, continue to show differential growth, and the cost reduction initiatives we announced have started to take hold, with reduced reported expenses across all operating categories in the current quarter as compared to the second quarter of 2008. We are exceptionally proud of our dedicated people, who have worked hard to deliver these results in what has been a challenging operating environment for our company.”

Third Quarter Financial Highlights

  Total revenue was $68.4 million.

  Net product sales were $46.5 million.

  Royalty revenue was $21.4 million.

  Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, adjusted to exclude certain non-cash and non-recurring items) was $11.5 million.

  Research and development expenses were $10.7 million, and as adjusted to exclude non-cash stock-based compensation expenses and non-recurring termination related costs were $8.8 million. These results compare to $18.6 million and $17.2 million (as adjusted), respectively, in the second quarter of 2008, reflecting a reduction in expenses of 49% on an adjusted basis in one quarterly period.

  Selling, general and administrative expenses were $23.4 million, and as adjusted to exclude non-cash stock- based compensation expenses, non-recurring termination related costs and intellectual property litigation costs, were $20.5 million. These results compare to $25.8 million and $23.6 million (as adjusted), respectively, in the second quarter of 2008 and to $24.7 million and $21.5 million (as adjusted), respectively, in the third quarter of 2007. Importantly, we were able to achieve higher sales during the current period on lower absolute levels of selling, general and administrative expenses as compared to the same period of 2007.

  GAAP net loss and net loss per share from continuing operations for the quarter were $622.4 million and $7.31, respectively. These reported net losses reflect a substantial non-cash item; specifically a write down of goodwill and other items totalling $612.9 million. Primarily as a result of our acquisition of American Medical Instruments Holdings, Inc. in March of 2006, we have recorded a significant amount of goodwill in our non-current assets, representing a substantial portion of the acquisition consideration amounts that were above the fair value of assets acquired. According to GAAP, circumstances that could trigger a “goodwill impairment” include significant declines in a company’s share price, adverse changes or outcomes in legal or regulatory matters, technological advances that may significantly impact a company’s competitive position, decreases in anticipated demand for a company’s or a partner’s products or services, or unanticipated competition. As a result of the significant and sustained decline in our public share price and our announcement on September 22, 2008 that we may not be able to meet the closing conditions of the proposed transaction with Ares Management (“Ares”) and New Leaf Venture Partners (“New Leaf”), we performed an interim impairment test of goodwill and acquired intangible assets. Upon the conclusion of such testing, we recorded an impairment charge to goodwill, which is a non-cash accounting item, of $599.4 million in the third quarter of 2008. In addition, as a result of the uncertainty regarding ourproposed transaction with Ares and New Leaf, in the third quarter of 2008 we recognized costs andpotential costs totalling $13.5 million related to our exploration of proposed financing and strategicalternatives, as described further below under “Significant Recent Developments”, of which $3.1 millionhad been capitalized to other assets on our balance sheet at the end of the second quarter of 2008.

  Adjusted net loss from continuing operations and adjusted net loss per share from continuing operations (GAAP net loss as adjusted to exclude certain non-cash and non-recurring items) were $4.3 million and $0.05, respectively.

  As of September 30, 2008, cash and short and long-term investments were $72.5 million and net debt was $509.1 million.

Significant Recent Developments

On July 7, 2008, we announced our Board of Directors had authorized a transaction to create a new subsidiary, Angiotech Pharmaceutical Interventions, Inc. (“API”), and that we would contribute certain business assets and intellectual property to API, which were to include primarily business assets of Angiotech other than the intellectual property and royalty revenue related to our partnership with Boston Scientific Corporation (“BSC”) and BSC’s sales of TAXUS® paclitaxel-eluting coronary stent systems. Concurrently, we entered into a Note Purchase Agreement with Ares and New Leaf, under which the investors would purchase between $200 and $300 million, at our option, of convertible notes issued by API that would be convertible into a significant minority equity interest in API. The net proceeds from the issuance of the convertible notes were to be used to refinance existing Angiotech debt through the consummation of a tender offer. The transaction was subject to shareholder approval.

On September 22, 2008, we announced that we would postpone the planned shareholder vote regarding the proposed transaction with Ares and New Leaf. As of that date, we advised Ares and New Leaf that, given the time required to complete more extended discussions with certain of our shareholders and bondholders and to therefore complete the transaction, and given various other factors impacting our business and cash position (including lower expected royalty revenues derived from sales of TAXUS by our partner BSC), that we did not believe we would be able to satisfy the condition in the Note Purchase Agreement with respect to the minimum level of cash and cash equivalents required to be held at the time of the transaction’s close.

As a result of the uncertainty regarding our proposed transaction with Ares and New Leaf, we also announced on September 22, 2008 that management and the Board of Directors would continue to explore and pursue financial and strategic alternatives in order to address our balance sheet and current capital structure, including but not limited to whether we could consummate the previously announced transaction or other potential transaction alternatives with Ares and New Leaf. On September 23, 2008, we announced the termination of our previously announced cash tender offer for our outstanding Senior Floating Rate Notes due 2013 and our outstanding 7.75% Senior Subordinated Notes due 2014.

On September 22, 2008 we also announced that we would pursue various initiatives to reduce operating costs and further focus our business efforts. Our remaining resources subsequent to these reorganization and cost reduction initiatives will be focused primarily on our existing medical device products business, with particular emphasis on our portfolio of Promoted Brands and on selected new products that have recently launched or are expected to be launched in the near future, including Quill™ SRS, the HemoStream™ Chronic Dialysis Catheter, the Option™ Inferior Vena Cava Filter and the Bio-Seal™ Lung Biopsy System.

Due to numerous factors that may impact our future cash position, working capital and liquidity as discussed below, and the significant cash that will be necessary to continue to service our current level of debt obligations, there can be no assurance that we will have adequate liquidity and capital resources to satisfy our financial obligations in 2009 and beyond.

Our cash inflows and the amounts of expenditures that will be necessary to execute our business plan are subject to numerous uncertainties, including but not limited to: changes in drug-eluting coronary stent markets, including the impact of new competitive entrants into such markets, and the sales achieved in such markets by our partner BSC, the timing and success of product sales and marketing initiatives and new product launches, the timing and success of our research, product development and clinical trial activities, the timing of completing certain operational initiatives including facility closures, our ability to effect reductions in certain aspects of our budgets in an efficient and timely manner, and changes in interest rates. These and other uncertainties may adversely affect our liquidity and capital resources to a significant extent and may force us to further reduce our expenditures on research and development or on our various new product and sales and marketing initiatives in order for us to continue to service our debt obligations. Such further reductions in our budgeted expenditures may have an adverse effect on our new product development and sales growth initiatives and reduce our ability to achieve the revenue growth targets, product launch or new product development timelines in our current operating plan. There can also be no assurance that such reductions in expenditures will be adequate to provide enough cash flow to continue to service our current level of debt obligations.

In particular, should our royalties received from BSC decline more significantly than we expect in future periods as a result of new competitive entrants into the U.S. drug-eluting stent market from Abbott Laboratories, Inc. and Medtronic, Inc., our liquidity may be adversely affected, and we may be forced to explore alternative funding sources through debt, equity or other public or private securities offerings, or to pursue certain reorganization, restructuring or other strategic alternatives. There can be no assurance that if we pursue such financing activities that alternative sources of funding would be available to us on attractive terms, if at all. In addition, we may not be able to complete any restructuring, reorganization or strategic activities on terms that would be favourable for the Company or our shareholders. Capital markets conditions have deteriorated significantly during the third quarter of 2008, including a significant and material decline in the level of corporate lending activity, combined with a significant increase in the cost of any such lending. Current market conditions may have a material impact on our ability to secure any alternative source of funding, our ability to secure interim financing or to complete any of the activities as described on favourable terms, if at all.

Our management and Board of Directors continue to believe a transaction alternative of significant size and scope is necessary to meaningfully address the working capital needs for our business initiatives and provide the financial and operating flexibility necessary for us to achieve our operating and revenue growth goals.

Third Quarter Business Highlights

  Promoted Brand Strategy. Sales of our currently marketed Promoted Brand products continued to demonstrate higher revenue growth as compared to our overall product portfolio, consistent with the prior quarter. Revenue growth in our Promoted Brand products was approximately 50%, contributing to an aggregate growth rate of approximately 12% in total product revenue in the third quarter of 2008 as compared to the comparable quarter of 2007. During the third quarter, we announced that we had received CE Mark approval to market and sell our HemoStream™ chronic dialysis catheter in Europe. We launched HemoStream in the U.S. during the second quarter of 2008, taking our total number of promoted brands available for sale to six. We also observed continued commercial progress with our proprietary Quill SRS product line. At the end of the third quarter, we had 464 hospital customers, which is on track relative to our goal of 500 hospital customers by the end of 2008.

  Base Medical Products Sales. Sales of products outside of our Promoted Brand product group also experienced growth during the quarter. Revenue growth in our base Surgical, Interventional and Specialties businesses (excluding Promoted Brands) was approximately 6% in the third quarter of 2008 as compared to the third quarter of 2007, reflecting the continued benefits of the realignment of our sales force completed at the end of 2007 and continued customer stability in our Specialities business, which primarily sells medical devices and medical device components to other third-party medical device makers.

  TAXUS Liberte® and TAXUS Express2 Atom™ Stents. On October 10, 2008, we announced that BSC had received approval from the U.S. Food and Drug Administration (“FDA”) to market and sell the second- generation TAXUS Liberte® Paclitaxel-Eluting Coronary Stent System in the U.S. On September 25, 2008, we announced that BSC had received approval from the FDA to market and sell the TAXUS Express2 Atom™ Paclitaxel-Eluting Coronary Stent System in the U.S. We are entitled to receive royalties based on the commercial sale of these products by BSC, which BSC has stated are currently expected tocommercially launch before the end of 2008.

  TAXUS PERSEUS Clinical Trial. On October 8, 2008, we announced that BSC had completed enrollment in the PERSEUS clinical trial, designed to evaluate the TAXUS Element paclitaxel-eluting coronary stent, which is the third-generation BSC stent platform to utilize our proprietary paclitaxel technology. The PERSEUS clinical program has enrolled nearly 1,500 patients at 100 U.S. and international centers since July 2007, and will compare the safety and efficacy of the TAXUS Element Stent to the prior-generation TAXUS Express2 Stent.

  Zilver® PTX™ Paclitaxel-eluting Peripheral Stent. On September 10, 2008 we announced that our partner Cook Medical (“Cook”) had completed enrollment in the first international clinical trial of a drug-eluting stent designed to treat arterial blockages outside the coronary arteries. The 420 patients enrolled in Cook’s randomized trial of its Zilver PTX Drug-Eluting Peripheral Stent include peripheral artery disease patients treated in Germany, the United States and Japan. Based on a release by Cook on September 10, 2008, Cook had enrolled an additional 780 patients in the European Union, Canada and Korea in a clinical registry designed to evaluate the safety of the Zilver PTX device. Those data have been used for submission in Europe for CE Mark approval to market the device there, with additional regulatory submissions pending in additional markets.

Financial Information

This press release contains the condensed financial statements derived from the unaudited consolidated interim financial statements for the three and nine-month periods ended September 30, 2008 and 2007. Full unaudited consolidated interim financial statements and Management’s Discussion and Analysis for the three and nine-month periods ended September 30, 2008, will be filed with the relevant regulatory agencies, as well as posted on our website at www.angiotech.com.

Amounts, unless specified otherwise, are expressed in U.S. dollars. Financial results are reported under U.S. GAAP unless otherwise noted. All per share amounts are stated on a diluted basis unless otherwise noted.

Use of Certain Non-GAAP Financial Measures

Certain financial results presented in this press release include non-GAAP measures that exclude certain items. Adjusted net loss from continuing operations, adjusted net loss per share from continuing operations and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) exclude certain non-cash and non-recurring items such as, goodwill and financing cost write downs, acquisition related amortization charges, acquired in-process research and development relating to license agreements and acquisitions, stock-based compensation expense, foreign exchange gains or losses relating to translation of foreign denominated items and other non-recurring items. Adjusted net loss from continuing operations, adjusted net loss per share from continuing operations and Adjusted EBITDA also exclude litigation expenses related to defending intellectual property claims. Revenue, as adjusted, excludes non-recurring, non-operating revenue derived from license agreements and other license revenue, net of license fees due to licensors and excludes amounts accrued for costs incurred. Adjusted net loss from continuing operations, adjusted net loss per share from continuing operations, revenue, as adjusted, and Adjusted EBITDA do not have any standardized meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other issuers. Management uses these non-GAAP or adjusted operating measures to establish operational goals and believes that these measures may assist investors in evaluating the results of the business and analyzing the underlying trends in our business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for, or as superior to, financial reporting measures prepared in accordance with GAAP. We have provided a reconciliation of these measures to GAAP in the attached tables.

Conference Call Information

A conference call to discuss these financial results will be held today, Thursday November 6, 2008 at 8:00 AM PT (11:00 AM ET).

Dial-in information:
North America (toll free): (866) 383-7998
International: (617) 597-5329
Enter passcode: 11247654

A replay archive of the conference call will be available until November 13, 2008 by calling (888) 286-8010 (in North America) or (617) 801-6888 (International) and entering passcode 75181409.

A live webcast will be available to all interested parties through the Investors section of Angiotech’s website: www.angiotech.com

     ANGIOTECH PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

Three months ended	Three months ended
(in thousands of U.S.$, except share and per share data)	30-Sep-08	30-Sep-07
Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted
REVENUE
Royalty revenue	$21,405	$-	$21,405	$26,622	$-	$26,622
Product sales, net	46,502	-	46,502	41,351	-	41,351
License fees	453	(453)	a	-	53	(53)	a	-
68,360	(453)	67,907	68,026	(53)	67,973

EXPENSES
License and royalty fees	3,452	-	3,452	4,527	-	4,527
Cost of products sold	24,772	(94)	b	24,678	23,384	(253)	b	23,131
Research and development	10,658	(1,826)	c	8,832	13,188	(542)	c	12,646
Selling, general and administrative	23,370	(2,821)	d	20,549	24,715	(3,173)	d	21,542
Depreciation and amortization	8,560	(7,581)	e	979	8,119	(7,244)	e	875
70,812	(12,322)	58,490	73,933	(11,212)	62,721
Operating (loss) income	$(2,452)	$11,869	$9,417	$(5,907)	$11,159	$5,252
Other income (expenses):
Foreign exchange gain (loss)	1,009	(1,009)	f	-	(110)	110	f	-
Investment and other income	187	174	g	361	2,073	2,073
Write-down / loss on redemption of investments	(1,901)	1,901	h	-	-	-	-
Interest expense on long-term debt	(10,790)	559	i	(10,231)	(13,280)	558	i	i	(12,722)
Write-down and other deferred financing charges	(13,544)	13,544	j	-	-	-	-
Write-down of goodwill	(599,400)	599,400	k	-	-	-	-
(624,439)	614,569	(9,870)	(11,317)	668	(10,649)

(Loss) income from continuing operations before income taxes	$(626,891)	$626,438	$(453)	$(17,224)	$11,827	$(5,397)
Income tax (recovery) expense	(4,513)	8,328	l	3,815	(6,392)	4,139	l	(2,253)
(Loss) income from continuing operations	(622,378)	618,110	(4,268)	(10,832)	7,688	(3,144)

Net loss from discontinued operations, net of income taxes	-	-	-	(1,156)	1,156	m	-
Net (loss) income for the period	$(622,378)	$618,110	$(4,268)	$(11,988)	$8,844	$(3,144)

Basic and diluted net loss per common share from continuing operations	$(7.31)	$(0.05)	$(0.13)	$(0.04)

Basic and diluted weighted average shares outstanding (000’s)	85,122	85,122	85,014	85,014

a.	Non-recurring, non-operating license revenue, net of license fees due to licensors.
b.	Severance and reorganization costs. In 2007, change in estimate of accounting for excess and obsolete inventory resulting from the alignment during the second quarter of 2007 of inventory policies across our various manufacturing operations.
c.	Research and development adjustments:
	Three months	Three months
	ended	ended
	Sept 30, 2008	Sept. 30, 2007
Stock-based compensation	(169)	(542)
Termination and reorganization costs	(1,657)	-
	(1,826)	(542)

d.	Selling, general and administrative adjustments:
	Three months	Three months
	ended	ended
	Sept 30, 2008	Sept 30, 2007
Stock-based compensation	(384)	(811)
Termination and reorganization costs	(2,232)	(1,454)
Litigation expenses relating to defending intellectual property claims	(205)	(908)
	(2,821)	(3,173)
e.	Amortization of acquisition related intangible assets and medical technologies.
f.	Foreign exchange fluctuations on foreign currency net monetary assets.
g.	Realized loss on disposition of investments and unrealized loss on write down of an intangible asset.
h.	Loss on write down of investments.
i.	Amortization of deferred financing costs.
j.	Write down of other deferred financing charges
k.	Loss on write down of goodwill
l.	Tax effects of adjustments a. through k. for the period, including the reversal of tax reserves previously booked.

ANGIOTECH PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Nine months ended				Nine months ended
(in thousands of U.S.$, except share and per share data)	30-Sep-08				30-Sep-07
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
REVENUE
Royalty revenue	$75,871	$-		$75,871	$89,500	$-		$89,500
Product sales, net	144,761	-		144,761	126,258	2,980	a	129,238
License fees	558	(558)	b	-	577	(577)	b	-
	221,190	(558)		220,632	216,335	2,403		218,738

EXPENSES
License and royalty fees	11,484	-		11,484	14,235	-		14,235
Cost of products sold	77,430	(122)	c	77,308	71,261	(1,980)	c	69,281
Research and development	45,468	(4,759)		40,709	40,407	(4,432)	d	35,975
Selling, general and administrative	77,100	(9,540)	e	67,560	72,532	(13,194)	e	59,338
Depreciation and amortization	25,577	(22,759)	f	2,818	24,603	(21,978)	f	2,625
In-process research and development	2,500	(2,500)	g	-	8,000	(8,000)	g	-
	239,559	(39,680)		199,879	231,038	(49,584)		181,454
Operating (loss) income	$(18,369)	$39,122		$20,753	$(14,703)	$51,987		$37,284
Other income (expenses):
Foreign exchange gain (loss)	1,569	(1,569)	h	-	(514)	514	h	-
Investment and other income	1,630	190	i	1,820	9,881	(5,577)	i	4,304
Write-down / loss on redemption of investments	(12,561)	12,561	j	-	(8,157)	8,157	k	-
Interest expense on long-term debt	(33,851)	1,678	l	(32,173)	(38,975)	1,684	l	(37,291)
Write-down and other deferred financing charges	(13,544)	13,544	m	-	-	-		-
Write-down of goodwill	(599,400)	599,400	n	-	-	-		-
	(656,157)	625,804		(30,353)	(37,765)	4,778		(32,987)

(Loss) income from continuing operations before income taxes	$(674,526)	$664,926		$(9,600)	$(52,468)	$56,765		$4,297
Income tax (recovery) expense	(10,314)	16,290	o	5,976	(19,920)	14,440	o	(5,480)

(Loss) income from continuing operations	(664,212)	648,636		(15,576)	(32,548)	42,325		9,777

Net loss from discontinued operations, net of income taxes	-	-		-	(6,947)	6,947		-
Net (loss) income for the period	$(664,212)	$648,636		$(15,576)	$(39,495)	$49,272		$9,777

Basic and diluted net (loss) income per common share from continuing operations	$(7.80)			$(0.18)	$(0.38)			$0.12

Weighted average shares outstanding (000’s) – basic and diluted	85,117			85,117	85,010			85,010

a.	Amounts incurred for costs incurred, and potential future costs, related to our discontinuation of the Contour Threads brand product.
b.	Non-recurring, non-operating revenue as derived from licence agreements with Histogenics Corporation and other license revenue, net of license fees due to licensors.
c.	Severances and reorganization costs. In 2007, change in estimate of accounting for excess and obsolete inventory resulting from the alignment during the second quarter of 2007 of inventory policies across our various manufacturing operations.
d.	Research and development adjustments:
	Nine months	Nine months
	ended	ended
	Sept 30, 2008	Sept. 30, 2007
Stock-based compensation	(670)	(1,515)
License fees due to licensors related to non-recurring license revenue	-	(419)
Termination and reorganization costs	(2,964)	(849)
Non-recurring supply / distribution agreement termination costs	(500)	(899)
Non-recurring in-process research and development expenses and intellectual property license
agreement.	(625)	(750)
	(4,759)	(4,432)

e.	Selling, general and administrative adjustments:
	Nine months	Nine months
	ended	ended
	Sept 30, 2008	Sept 30, 2007
Stock-based compensation	(1,308)	(2,203)
Termination and reorganization costs	(5,739)	(4,839)
Litigation expenses relating to defending intellectual property claims	(2,493)	(5,902)
Non-recurring supply / distribution agreement termination costs	-	(250)
	(9,540)	(13,194)

f.	Amortization of acquisition-related intangible assets and medical technologies.
g.	Non-recurring in-process research and development expense relating to payments made to licensors and collaborators.
h.	Foreign exchange fluctuations on foreign currency net monetary assets.
i.	Write off of uncollectible tax receivable and write off of certain capitalized costs.
j.	Loss on write down of investments.
k.	Net impact of loss and gain on redemption of investments of common share holdings in Orthovita Inc. and NuVasive Inc. respectively.
l.	Amortization of deferred financing costs.
m.	Write down of other deferred financing charges
n.	Loss on write down of goodwill carrying costs.
o.	Tax effects of adjustments a. through n. for the period, including the reversal of tax reserves previously booked.

ANGIOTECH PHARMACEUTICALS, INC.
CALCULATION OF ADJUSTED EBITDA
(Unaudited)

	Three months ended Sept 30		Nine months ended Sept 30
(in thousands of U.S.$)	2008	2007	2008	2007

Net (loss) income on a GAAP basis	$(622,378)	$(11,988)	(664,212)	$(39,495)
Interest expense on long-term debt	10,790	13,280	33,851	38,975
Income tax expense (recovery)	(4,513)	(7,055)	(10,314)	(24,474)
Depreciation and amortization	9,673	9,228	28,846	28,003
EBITDA	$(606,428)	$3,465	(611,829)	$3,009
Adjustments:

Net loss from discontinued operations, excluding depreciation,
amortization and income tax expense included above	$-	$1,743	$-	$11,122
In-process research and development	-	-	2,500	8,000
Non-recurring research and development	-	-	625	750
Non-recurring revenue, net of license fees	(453)	(54)	(558)	(160)
Stock-based compensation	556	1,353	1,981	3,717
Litigation expenses	204	908	2,493	5,902
Foreign exchange gain	(1,009)	110	(1,569)	514
Investment and other income	(187)	(2,073)	(1,629)	(4,304)
Severance	3,984	1,454	8,824	5,438
Supply/distribution agreement termination costs	-	-	-	2,199
E&O inventory adjustment	-	253	-	1,180
Contour Threads return costs accrual	-	-	-	2,980
Write off of capitalized costs	-	-	500	280
Write off uncollectible tax receivable	-	-	-	2,250
Gain realized on recovery of investment	-	-	-	(7,510)
Accrued interest income	-	-	-	(597)
Writedown / loss on redemption of investments	1,901	-	12,561	8,157
Writedown of other assets	13,544	-	13,544	-
Writedown of goodwill	599,400	-	599,400	-

Adjusted EBITDA	$11,512	$7,159	26,843	$42,927

ANGIOTECH PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

As at	September 30,	December 31,
(in thousands of U.S.$)	2008	2007
ASSETS
Cash and short-term investments	$65,915	$109,225
Accounts receivable	25,980	22,678
Inventories	39,607	33,647
Deferred income taxes	5,394	5,964
Other current assets	6,078	7,070
Total current assets	$142,974	$178,584
Long-term investments	$6,560	$6,557
Property and equipment, net	59,944	59,187
Intangible assets, net	203,087	225,889
Goodwill	55,990	659,511
Deferred income taxes	3,553	-
Deferred financing costs	11,922	13,600
Other assets	5,734	6,780
Total assets	$489,764	$1,150,108

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$76,616	$62,940
Long-term debt	575,000	575,000
Deferred income taxes	49,548	59,368
Other tax liabilities	5,792	4,693
Other long-term liabilities	5,579	6,035
Stockholders’ (deficit) equity	(222,771)	442,072
Total liabilities and stockholders’ (deficit) equity	$489,764	$1,150,108

Forward Looking Statements
Statements contained in this press release that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimate,” “continue,” “anticipates,” “intends,” “expects” and similar expressions, constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. All such statements are made pursuant to the “safe harbor” provisions of applicable securities legislation. Forward looking statements may involve, but are not limited to, comments with respect to our objectives and priorities for the second half of 2008 and beyond, and our strategies or future actions, our targets, expectations for our financial condition and the results of, or outlook for, our operations, research development and product and drug development. Such forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward looking statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: general economic and business conditions, both nationally and in the regions in which we operate; market demand; technological changes that could impact our existing products or our ability to develop and commercialize future products; competition; existing governmental regulations and changes in, or the failure to comply with, governmental regulations; adverse results or unexpected delays in pre-clinical and clinical product development processes; adverse findings related to the safety and/or efficacy of our products or products sold by our partners; decisions, and the timing of decisions, made by health regulatory agencies regarding approval of our technology and products; the requirement for substantial funding to conduct research and development, to expand manufacturing and commercialization activities or consummate acquisitions; and any other factors that may affect performance. In addition, our business is subject to certain operating risks that may cause the actual results expressed or implied by the forward looking statements in this press release to differ materially from our actual results. These operating risks include: our ability to attract and retain qualified personnel; our ability to successfully complete preclinical and clinical development of our products; changes in business strategy or development plans; our failure to obtain patent protection for discoveries; loss of patent protection resulting from third party challenges to our patents; commercialization limitations imposed by patents owned or controlled by third parties; our ability to obtain rights to technology from licensors; liability for patent claims and other claims asserted against us; our ability to obtain and enforce timely patent and other intellectual property protection for our technology and products; the ability to enter into, and to maintain, corporate alliances relating to the development and commercialization of our technology and products; market acceptance of our technology and products; our ability to successfully manufacture, market and sell our products; the continued availability of capital to finance our activities; our ability to continue to service our debt obligations; and any other factors referenced in our annual information form and other filings with the applicable Canadian securities regulatory authorities or the Securities and Exchange Commission. Given these uncertainties, assumptions and risk factors, readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained in this press release to reflect future results, events or developments.

Quill™ is a trademark of Quill Medical, Inc., a wholly-owned subsidiary of Angiotech Pharmaceuticals, Inc.
BioSeal™ is a trademark of Medical Device Technologies, Inc., a wholly-owned subsidiary of Angiotech Pharmaceuticals, Inc.

TAXUS Liberte, TAXUS Express2, Taxus Express2 Atom, TAXUS Element are trademarks of Boston Scientific Corporation.
Zilver® PTX™ is a trademark of Cook Medical, Inc.
HemoStream™ and Option™ are trademarks of Rex Medical, LP, used under license by Angiotech Pharmaceuticals (US), Inc.
©2008 Angiotech Pharmaceuticals, Inc. All Rights Reserved.

About Angiotech Pharmaceuticals
Angiotech Pharmaceuticals, Inc. is a global specialty pharmaceutical and medical device company with over 1,500 dedicated employees. Angiotech discovers, develops and markets innovative treatment solutions for diseases or complications associated with medical device implants, surgical interventions and acute injury. To find out more about Angiotech (NASDAQ: ANPI, TSX: ANP) please visit our website at www.angiotech.com.

FOR ADDITIONAL INFORMATION:

DeDe Sheel
Investor Relations and Corporate Communications
Angiotech Pharmaceuticals, Inc.
(415) 293-4412
dede.sheel@fdashtonpartners.com